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                                                                     Exhibit 5.1

                           Gottbetter & Partners, LLP
                         488 Madison Avenue, 12th Floor
                            New York, New York 10022

October 28, 2003

Assure Energy, Inc.
2750-140 4th Avenue, S.W.
Calgary, Alberta Canada
T2P 3N7


Dear Sirs:


                  Re:     Registration Statement on Form S-4
                          ----------------------------------

We are counsel to Assure Energy, Inc.. ("Assure "), a corporation to be incorporated under the Alberta Business Corporations Act, and have assisted in the preparation of the Registration Statement of "Assure" on Form S-4 (the "Registration Statement") filed in connection with the continuance of such corporation from Nevada to Alberta, Canada.


In rendering this opinion we have assumed that all of the issued and outstanding shares (the "Shares") of Assure, the Nevada company ("Assure Nevada") have been validly issued and fully paid and non-assessable under the laws of the State of Nevada.

Based upon and subject to the foregoing, we are of the opinion that upon the effective date of the continuance, each issued and outstanding share of Assure Nevada shall automatically, without any action on the part of Assure or a stockholder, become one issued and outstanding share of Assure.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.


                                             Yours truly,

                                             /s/ Gottbetter & Partners, LLP